For:	Alamo Group Inc.

Contact:	Richard J. Wehrle
Executive Vice President & CFO
830-372-9620

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. RECEIVES NOTIFICATION OF STRIKE AT
GRADALL INDUSTRIES LLC

SEGUIN, Texas, April 16, 2024 – Alamo Group Inc. (NYSE: ALG) was notified on April 14, 2024 that the unionized workers at its subsidiary, Gradall Industries LLC, located in New Philadelphia, Ohio (the “Company”), elected to strike after failing to reach a labor agreement with the Company. The approximately 200 workers are part of the International Association of Machinists and Aerospace Workers, District Lodge 54, Local Lodge 1285. Negotiations are ongoing and the Company is committed to working in good faith with union leaders to reach agreement on the new labor agreement and restore normal operations.

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,350 employees and operates 29 plants in North America, Europe, Australia and Brazil as of December 31, 2023. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, unanticipated acquisition results, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in Ukraine and the

Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.